Exhibit 10.1

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (the "First Amendment") is made and entered into this day of June, 2013 ("Effective Date"), by and between SG PLAZA HOLDINGS, LLC, a Delaware limited liability company ("Landlord"), and REXAHN PHARMACEUTICALS, INC., a Delaware corporation ("Client").

WHEREAS, The Realty Associates Fund V, L.P., as landlord ("Original Landlord"), and Client entered into a Standard Office Lease and Addendum thereto ("Addendum"), both dated June 5, 2009 (together the "Lease"), under which Client leases approximately five thousand four hundred sixty-six (5,466) rentable square feet of space known as Suite 455 (the "Premises") in the building located at 15245 Shady Grove Road, Rockville, Maryland 20850, and known as Shady Grove Plaza (the "Building"); and

WHEREAS, Landlord has succeeded to the interest of Original Landlord in the Building and the Lease; and

WHEREAS, the Lease is scheduled to expire on June 30, 2014; and

WHEREAS, Landlord and Client wish, among other matters, to amend the Lease to extend the Lease Term, all on the terms hereinafter contained.

NOW THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, the parties agree as follows:

1.    Extension Term. The Extension Term of the Lease shall commence on July 1, 2013 (the "Extension Term Commencement Date") and shall expire on June 30, 2019.

2.    Base Rent for Extension Term. Effective as of the Extension Term Commencement Date, Client shall pay to Landlord Base Rent for the Premises at a rate of Twenty- Seven and 50/100 Dollars ($27.50) per rentable square foot of space, in legal tender, at Landlord's office, the annualized sum of One Hundred Fifty Thousand Three Hundred Fifteen and 00/100 Dollars ($150,315.00), payable in equal monthly installments of Twelve Thousand Five Hundred Twenty-six and 25/100 Dollars ($12,526.25), in advance, promptly on the first day of each calendar month of the Extension Term, without notice or demand, the same being hereby waived, and without any setoff, deduction, or recoupment whatsoever. Notwithstanding the foregoing, so long as Client is not in Default under the Lease (as amended hereby), Landlord shall abate one-half (1/2) of the Base Rent otherwise payable for the first eight (8) months of the Extension Term.

3.   Escalation of Base Rent. The Base Rent shall be increased annually, effective on July 1, 2014 and on each July 1st thereafter during the Extension Term, by an amount equal to two and one-half percent (2.5%) of the escalated Base Rent then in effect, payable as follows:

Period	Base Rent Per Square Foot	Monthly Base Rent		Annualized Base Rent
07/01/13-02/28/14	$27.50	$6,263.13	*	$75,157.56	*
03/01/14 - 06/30/14	$27.50	$12,526.25		$150,315.00
07/01/14-06/30/15	$28.19	$12,840.55		$154,086.54
07/01/15-06/30/16	$28.89	$13,159.40		$157,912.74
07/01/16-06/30/17	$29.61	$13,487.36		$161,848.26
07/01/17-06/30/18	$30.35	$13,824.43		$165,893.10
07/01/18-06/30/19	$31.11	$14,170.61		$170,047.26

*Reflects abatement of one-half (1/2) of Base Rent otherwise payable for this period, so long as Client is not in default hereunder.

4.    Operating Expenses and Real Property Taxes Payable During Extension Term. Client shall not be responsible for the payment of Client's Share of increased Operating Expenses or Client's Share of increased Real Property Taxes (the "Passthroughs") from the Extension Term Commencement Date through December 31, 2014. Effective on and after January 1, 2015, Client shall pay the Passthroughs in accordance with the provisions of the Lease, except that the Base Year with respect to the Passthroughs shall mean calendar year 2014, grossed up to reflect a ninety-five percent (95%) occupancy for the Base Year and any subsequent years.

5.    Improvements to Premises. Client agrees to accept the Premises in its then "as is" condition as of the Extension Term Commencement Date; provided, however, that, effective as of the Extension Term Commencement Date, Landlord shall make available to Client an allowance of up to Ten and 00/100 Dollars ($10.00) per rentable square foot in the Premises ("Allowance"), which Allowance may be used by Client for the hard and soft costs of improvements to the Premises, including furniture, fixtures, equipment, tel/data cabling and wiring and consultants ("Client's Work"). Client shall perform Client's Work in accordance with and subject to the provisions of the Lease, including, without limitation, Section 7.3 ("Alterations and Additions"). So long as Client is not in Default under the Lease (as amended hereby), Landlord shall make payments to Client from the Allowance for the cost of improvements made to the Premises, provided that such payments shall not exceed, in the aggregate, the Allowance. The Allowance shall be available to Client upon timely submission of Client's statement ("Statement") with all required lien waivers and certificates as provided below as construction of the improvements to the Premises progresses and Client incurs expenses toward which the Allowance may be applied. Each Statement delivered by Client shall show, in reasonable detail, all costs incurred and shall be accompanied by invoices of each contractor, subcontractor, supplier or vendor for which payment is sought, and a lien waiver and a certificate, from each contractor and subcontractor whose contract has an aggregate value equal to or greater than $2,500, certifying that all payments then due such contractor or subcontractor and to laborers, materialmen and subcontractors under it have been made, except the amounts then being requisitioned. All contract documents and requisitions submitted by Client for payments from the Allowance relating to design and construction shall be in the then current ALA format. Disbursement shall be made from the Allowance on or before thirty (30) days after Landlord receives Client's complete and correct Statements with all required supporting documentation. Notwithstanding the foregoing, Client shall forfeit any amount of the Allowance for which, on or before December 31, 2014, Client has not submitted complete Statements with all required supporting documentation.

6.    Security Deposit. Client's existing Security Deposit L/C in the amount of Thirty-Seven Thousand Five Hundred and 00/100 Dollars ($37,500.00) shall remain in place until its expiration on June 30, 2014. On or before July 1, 2014, Client shall deposit with Landlord a Security Deposit in the form of cash or L/C meeting the requirements of Section 2(a) of the Addendum in the amount of two (2) full months of the then-current Base Rent (i.e., a total of $25,681.10), to be held by Landlord for the remainder of the Extension Term in accordance with the provisions of the Lease.

7.    Fitness and Conference Centers.

a.         Conference Center. During the Extension Term, Client shall have the non-exclusive right, at no charge to Client on weekdays during normal business hours, to utilize the conference center on the concourse level of the Building, provided, that such use shall be on a pre-reserved, first-come, first-served and "as available" basis. Client's use of the conference center also shall be free of charge outside normal business hours, except that Client shall be responsible for paying, as additional rent, the cost of any Overtime HVAC (chargeable at Landlord's standard hourly rate) provided to the conference center during such use.

b.        Fitness Center. During the Extension Term, Client also shall have the non-exclusive right, at no charge to Client, to use the fitness facility on the concourse level of the Building ("Fitness Facility") during the Fitness Facility's hours of operation. Use of the Fitness Facility will be limited to tenants (including any permitted assignees and subtenants) of the Building and their employees on a non-exclusive basis. Client and its employees shall use the Fitness Facility at its own risk and will provide any certifications of waiver of liability as Landlord may request from time to time. Without limiting the generality of the foregoing, each user of the Fitness Facility shall be required to execute and deliver a waiver of liability in the form attached hereto as Exhibit A. Notwithstanding anything in this Lease to the contrary, Landlord shall have the right at any time, in its sole and absolute discretion to cease the operation of all or any portion of the Fitness Facility and thereafter use the space and equipment for any purpose that Landlord determines and to staff the Fitness Facility (or not) and contract or terminate any party hired in connection therewith. To the extent the Fitness Facility is operated by a third party, Landlord shall use commercially reasonable efforts to replace the operator should operations cease. Notwithstanding anything set forth herein to the contrary, in the event Landlord establishes a managed fitness center concept, Landlord may charge customary rates for the use of the Fitness Facility.

8.    Parking. Client shall continue to have the right to use up to eighteen (18) unreserved parking spaces in the parking facility at the Project at no expense to Client during the Extension Term, such parking spaces to be used by Client in accordance with and subject to the provisions of Section 16 of the Lease.

9.   Client's Access to Premises. Subject to Landlord's reasonable regulations, Client shall have access to the Premises 24 hours per day, 365 days per year, except in the case of an emergency or when the Building may be closed by governmental authorities.

10.  Option to Renew. Client shall have one (1) additional option to renew the Term of the Lease, in accordance with and subject to the provisions of Section 4 of the Addendum.

11.  Brokerage. Client warrants that it has had no dealings with any broker or agent other than Studley, Inc., Client's agent, and Lincoln Property Company, Landlord's agent (together, the "Brokers"), in connection with the negotiation or execution of this Second Amendment, and Client agrees to indemnify Landlord against all costs, expenses, attorneys' fees or other liability for commissions or other compensation or charges claimed by any other broker or agent claiming the same by, through or under Client.

12.  Lease Terms Amended or Deleted. As of the Effective Date, the following provisions of the Lease are amended or deleted:

a.         Section 1.17 of the Lease is modified to provide the following for Landlord's notice for addresses:

SG Plaza Holdings, LLC
c/o Meritage Properties
2 Overhill Road, Suite 425
Scarsdale, NY 10583

b.        Section 1.18 of the Lease is modified to provide the following for Landlord's address for payments:

c/o M. Robert Goldman & Co., Inc.
100 Jericho Quadrangle, Suite 336
Jericho, New York 11753-2702
Attention: Lori Handyside

c.         All references in the Lease to "Tenant" shall be replaced with "Client".

d.         The following provisions of the Lease are deleted in their entirety: Addendum, Section 3 ("Tenant Improvements"); Schedule 1 ("Work Letter"); and Schedule 1-A ("Space Plan").

13.  Defined Terms. Except as otherwise expressly provided herein, all defined terms shall have the same meanings as provided in the Lease.

14.  Headings. Headings contained in this First Amendment are for convenience only and are not substantive to the provisions of this First Amendment.

15. Lease Terms Ratified. Except as otherwise expressly provided herein, and unless inconsistent with the terms hereof, all other terms, conditions and covenants of the Lease are hereby ratified and confirmed, and shall apply to the Extension Term. Client certifies to Landlord that the Lease is in full force and effect, that Landlord is not in default or breach of any of Landlord's obligations under the Lease, and that Client is unaware of any condition or circumstance which, but for the passage of time or delivery of notice, would constitute a default by Landlord under the Lease.

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IN WITNESS WHEREOF, the parties have executed this First Amendment by affixing their hands and seals as of the date noted above.

Client:

WITNESS/ATTEST:	REXAHN PHARMACEUTICALS, INC., a Delaware corporation

Mark K B Lee	By:	/s/ Tae H. Jeong	[SEAL]
Mark Lee		Name: Tae H. Jeong
Title: CFO

Landlord:

WITNESS/ATTEST:	SG PLAZA HOLDINGS, LLC, a Delaware limited liability company

Rocio Brown	By:	/s/ Arthur DellaSalla
Arthur DellaSalla